Exhibit 99

                                      Ford

NEWS

Contact:        George Pipas
                313-323-9216
                gpipas@ford.com


Go to http://media.ford.com for news releases and high-resolution photographs.

IMMEDIATE RELEASE
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FORD MOTOR COMPANY ENCOURAGED BY EARLY
RESPONSE TO NEW PRODUCTS

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o Largest number and array of new products in history arrive at Ford and Mercury showrooms.
o Ford's U.S. market share continues upward trend with highest monthly share in at least six months.
o Ford's O'Connor: "We're very encouraged by the early dealer and consumer response to our new products. We have our sights set on stronger retail sales in the months ahead."
o Ford's overall sales totaled 268,474 in October, down 5 percent compared with year ago.

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DEARBORN,  Mich.,  Nov. 3 - Ford Motor Company rolled out the largest number and array of new products in its history and the early feedback is positive.

"We're very encouraged by the early dealer and consumer response to our new products," said Jim O'Connor, Ford group vice president, North American Marketing, Sales and Service. "We have our sights set on stronger retail sales in the months ahead."

The breadth of Ford's product assault ranges from the Ford Escape Hybrid, the most fuel-efficient sport utility offered in North America, to the F-Series Super Duty truck, the undisputed leader in the full-size truck market. In between, Ford has introduced two all-new mid-size sedans (Ford Five Hundred and Mercury Montego), a crossover sport utility vehicle (Ford Freestyle), a new compact SUV (Mercury Mariner), an all-new version of America's legendary pony car (Ford Mustang), and finally, the Ford GT.

As a result, Ford's U.S. market share is believed to have approached 20% in October, its highest share in at least six months.

Overall, the company's U.S. sales totaled 268,474 in October, down five percent compared with a year ago. Year-to-date, the company's U.S. sales totaled 2.8 million, down 5 percent.

New Product Highlights
----------------------
Ford's F-Series truck, bolstered by the arrival of the new Super Duty model, posted its fourteenth consecutive monthly sales increase. October sales totaled 79,704, up 16 percent. Year-to-date, F-Series sales totaled 777,642, up 12 percent.

The company's new flagship sedans (Ford Five Hundred and Mercury Montego) and crossover sport utility vehicle (Ford Freestyle) posted combined sales of 5,787.

"Early customer feedback on the Ford Five Hundred and Freestyle has focused on the attributes and features the products were designed to deliver," said
O'Connor. "Customers consistently mention comfort and room, smooth ride and handling, and visibility provided by Ford's Command Seating."

The new Escape Hybrid model posted sales of 1,130 in October and sales for the all-new Mercury Mariner compact SUV were 1,678, up 132 percent from September - its first month on sale.

Ford dealers are delivering new Mustangs as fast as they arrive. Although total Mustang sales were down 5 percent from a year ago, retail sales were up 20 percent. The overall decline reflected sharply lower fleet deliveries.

Volvo posted record October sales of 11,612, up seven percent, reflecting the new S40 sedan and V50 sport wagon as well as continued strong sales of the XC90.

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